UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported event): February 1, 2017

FLUOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-16129	33-0927079
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

6700 Las Colinas Boulevard Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

(469) 398-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)                                 On February 1, 2017, the Board of Directors (the “Board”) of Fluor Corporation (the “Corporation”) voted to increase the size of the Board to thirteen members, effective February 1, 2017. The Board elected Admiral Samuel J. Locklear III to the Board, effective February 1, 2017, to fill the new position authorized by the Board.

Admiral Locklear has been appointed as a member of the Audit and Governance Committees of the Board, effective February 2, 2017.  The Board has affirmatively determined that Admiral Locklear is independent of the Corporation and its management under New York Stock Exchange listing standards and the standards set forth in the Corporation’s Corporate Governance Guidelines.

Admiral Locklear will receive the standard compensation amounts payable to non-employee directors of the Corporation, as described in Exhibit 10.1 attached hereto.

In connection with Admiral Locklear’s election, the Corporation and Admiral Locklear entered into the form of indemnification agreement filed with the Corporation’s Annual Report on Form 10-K filed on February 25, 2009.

A copy of the Corporation’s February 1, 2017 press release announcing the election of Admiral Locklear is attached hereto as Exhibit 99.1.

The attached press release also mentions the retirement of Admiral Joseph W. Prueher.  After further consultation with the Board and clarification of the Corporation’s retirement policy, Admiral Prueher has agreed to stand for reelection at the next annual meeting of stockholders.

(e)                                  On February 1, 2017, the Organization and Compensation Committee of the Board made several modifications to the Corporation’s compensation programs.  A summary of the changes is as follows:

Long-Term Incentive Awards.  The Corporation’s current long-term incentive (“LTI”) program consists of three components: Value Driver Incentive (“VDI”) awards, restricted stock units (“RSUs”) and non-qualified stock options.  In 2016, the Chief Executive Officer’s direct reports received 50% of their LTI in VDI awards, with the option to elect to receive the remaining 50% in either RSUs or stock options.  The Chief Executive Officer’s grant form was determined by the Organization and Compensation Committee. In 2017, the Chief Executive Officer and his direct reports (the “Senior Officers”) will not have an option to elect the form of their LTI but will instead receive 25% of their LTI as stock options, 25% of their LTI as RSUs and 50% of their LTI as VDI awards.

VDI Goals.  For VDI awards granted in 2016 to the Senior Officers (which awards remain unchanged), the number of earned awards will be determined based upon the three-year average of annual performance ratings for each of two equally weighted measures: (i) earnings per share and (ii) return on operating assets employed (“ROAE”).  For VDI awards granted in 2017 to the Senior Officers, the number of earned awards will continue to be determined based upon the three-year average of annual performance ratings at the end of the performance period.  However, the number of earned awards will be based on three measures weighted as follows:  30% ROAE, 30% New Awards Gross Margin Dollars and 40% New Awards Gross Margin Percentage.  New Awards Gross Margin Dollars measures the total amount of project gross margin that the Corporation expects to receive as a result of projects awarded within the performance period. New Awards Gross Margin Percentage is the total amount of gross margin the Corporation expects to receive as a result of projects awarded within the performance period as a percentage of expected revenue from these projects. In addition, the number of earned awards for 2017 VDI grants will be modified based on the Corporation’s three-year cumulative total shareholder return relative to the engineering and construction peers included in the Corporation’s compensation peer group (“Relative TSR”).  If the Corporation’s Relative TSR is in the bottom 1/3 of the group, the earned awards will be decreased by 25%. If the Corporation’s Relative TSR is in the top 1/3 of the group, the earned awards will be increased by 25%. No adjustment will be made if the Corporation’s Relative TSR is in the middle 1/3.

Item 7.01.  Regulation FD Disclosure.

A copy of the Corporation’s press release regarding the election of Admiral Locklear is furnished as Exhibit 99.1 hereto.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description
10.1	Summary of Fluor Corporation Non-Management Director Compensation.
99.1	Press Release Issued by Fluor Corporation on February 1, 2017, announcing the election of a new director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 7, 2017		FLUOR CORPORATION

	By:	/s/ Carlos M. Hernandez
Carlos M. Hernandez
Chief Legal Officer and Secretary

FLUOR CORPORATION

INDEX OF EXHIBITS

Exhibit Number	Description
10.1	Summary of Fluor Corporation Non-Management Director Compensation.
99.1	Press Release Issued by Fluor Corporation on February 1, 2017, announcing the election of a new director.